RESTRICTED STOCK UNIT AWARD AGREEMENT

PERFORMANCE-BASED VESTING

PAYCOM SOFTWARE, INC.

2023 LONG-TERM INCENTIVE PLAN

1.
Award of Performance-Based Restricted Stock Units. Pursuant to the Paycom Software, Inc. 2023 Long-Term Incentive Plan (the “Plan”) for Employees, Contractors, and Outside Directors of Paycom Software, Inc., a Delaware corporation (the “Company”), the Company grants to

________________________

(the “Participant”)

an Award of performance-based Restricted Stock Units (“PSUs”) in accordance with Section 6.6 of the Plan, subject to the terms and conditions of the Plan and this Restricted Stock Unit Award Agreement – Performance-Based Vesting (this “Agreement”). The target number of PSUs granted under this Agreement is [_____________] ([_____]) units (the “Target Units”), with a maximum number of PSUs granted under this Agreement being [_____________] ([_____]) units (all such units being referred to herein as, the “Awarded Units”). Each Awarded Unit shall be a notional share of Common Stock, with the value of each Awarded Unit being equal to the Fair Market Value of a share of Common Stock at any time. The “Date of Grant” of this Award is ____________, 202__.

2.
Subject to Plan. This Agreement is subject to the terms and conditions of the Plan, and the terms of the Plan shall control to the extent not otherwise inconsistent with the provisions of this Agreement. To the extent the terms of the Plan are inconsistent with the provisions of the Agreement, this Agreement shall control. This Agreement is subject to any rules promulgated pursuant to the Plan by the Board or the Committee and communicated to the Participant in writing. Unless otherwise defined herein, the capitalized terms used herein that are defined in the Plan shall have the same meanings assigned to them in the Plan.
3.
Vesting of Awarded Units. Except as specifically provided in this Agreement and subject to certain restrictions and conditions set forth in the Plan, the Awarded Units shall become vested on the applicable Vesting Date (as defined on Exhibit A, attached hereto), based on the achievement of the performance goals and the terms and conditions set forth in Exhibit A, and rounded up or down to the nearest whole unit (the “Performance Vesting Conditions”). Any Awarded Units which have become vested pursuant to the terms of this Agreement are collectively referred to herein as “Vested PSUs,” and any Awarded Units that, at the particular time of determination, have not become vested in accordance with this Agreement shall be collectively referred to herein as “Non-Vested PSUs.”
4.
Forfeiture of Awarded Units. Except as otherwise provided in Section 3 and Exhibit A, upon the Participant’s Termination of Service for any reason, the Participant shall be deemed to have forfeited all of the Participant’s Non-Vested PSUs. Upon forfeiture, all of the Participant’s rights with respect to the forfeited Non-Vested PSUs shall cease and terminate, without any further obligations on the part of the Company.
5.
Conversion of Vested PSUs; Payment. Subject to Section 25 and Section 26 hereof, any Awarded Units that vest in accordance with Section 3 and become Vested PSUs shall be converted into shares of Common Stock and paid to the Participant (or in the event of the Participant’s death, to the Participant’s estate) on, or as soon as reasonably practicable after, the applicable Vesting Date (but in any event, within thirty (30) days of the date on which the Awarded Units vest and become Vested PSUs).
6.
Dividend Equivalents. If any dividends or other distributions are paid with respect to the shares of Common Stock underlying the Awarded Units while the Awarded Units are outstanding, (i) the dollar amount or Fair Market Value of such dividends or distributions with respect to the number of shares of Common Stock then underlying the Awarded Units shall be credited to a bookkeeping account and held (without interest) by the Company for the account of the Participant until the date the Awarded Units become Vested PSUs and are converted and paid; and (ii) such dividend equivalents withheld pursuant to clause (i) attributable to any Awarded Units shall be distributed to such Participant in cash or, at the sole discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such dividend equivalents, if applicable, upon the date such Awarded Units become Vested PSUs and are converted and paid. Such dividend equivalents shall be subject to the same vesting and forfeiture provisions as the Awarded

Units to which they relate. Any accrued amounts with respect to Non-Vested PSUs shall be forfeited upon any forfeiture of the related Non-Vested PSUs.
7.
No Fractional Shares. Awarded Units may be converted only with respect to full shares, and no fractional share of Common Stock shall be issued.
8.
Nonassignability. This Award and the Awarded Units are not assignable or transferable by the Participant, except by will or by the laws of descent and distribution.
9.
Rights of a Stockholder. The Participant will have no rights of a stockholder with respect to any shares of Common Stock covered by this Agreement until the registration of such shares in the Participant’s name for the shares of Common Stock issued upon the conversion of Vested PSUs. The Awarded Units shall be subject to the terms and conditions of this Agreement. Except as otherwise provided in Section 6 and Section 10 hereof, no adjustment shall be made for dividends or other rights for which the record date is prior to the issuance of such shares of Common Stock. The Participant, by his or her execution of this Agreement, agrees to execute any documents requested by the Company in connection with the issuance of shares of Common Stock upon the conversion of Vested PSUs.
10.
Adjustment to Number of Awarded Units. The number of shares of Common Stock covered by the Awarded Units shall be subject to adjustment in accordance with Articles 11-13 of the Plan.
11.
Specific Performance. The parties acknowledge that remedies at law will be inadequate remedies for breach of this Agreement and consequently agree that this Agreement shall be enforceable by specific performance. The remedy of specific performance shall be cumulative of all of the rights and remedies at law or in equity of the parties under this Agreement.
12.
Participant’s Representations. Notwithstanding any of the provisions hereof, the Participant hereby agrees that the Company will not be obligated to issue any shares of Common Stock to the Participant hereunder, if the issuance of such shares shall constitute a violation by the Participant or the Company of any provision of any law or regulation of any governmental authority. Any such determination by the Company shall be final, binding, and conclusive. The rights and obligations of the Company and the rights and obligations of the Participant are subject to all Applicable Laws.
13.
Investment Representation. Unless the shares of Common Stock issued upon the conversion of Vested PSUs are issued to the Participant in a transaction registered under applicable federal and state securities laws, by his or her execution hereof, the Participant represents and warrants to the Company that all Common Stock which may be acquired hereunder will be acquired by the Participant for investment purposes for his or her own account and not with any intent for resale or distribution in violation of federal or state securities laws. Unless the Common Stock issued upon the conversion of Vested PSUs is issued to him or her in a transaction registered under the applicable federal and state securities laws, all certificates issued with respect to the Common Stock shall bear an appropriate restrictive investment legend and shall be held indefinitely, unless they are subsequently registered under the applicable federal and state securities laws or the Participant obtains an opinion of counsel, in form and substance satisfactory to the Company and its counsel, that such registration is not required.
14.
Participant’s Acknowledgments. The Participant acknowledges that a copy of the Plan has been made available for his or her review by the Company and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Award subject to all the terms and provisions thereof. The Participant hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee or the Board, as appropriate, upon any questions arising under the Plan or this Agreement.
15.
Law Governing. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware (excluding any conflict of laws rule or principle of Delaware law that might refer the governance, construction, or interpretation of this agreement to the laws of another state).
16.
No Right to Continue Service or Employment. Nothing herein shall be construed to confer upon the Participant the right to continue in the employ or to provide services to the Company or any Subsidiary, whether as an Employee or as a Contractor or as an Outside Director, or interfere with or restrict in any way the right of the Company or any Subsidiary to discharge the Participant as an Employee, Contractor, or Outside Director at any time.

17.
Legal Construction. In the event that any one or more of the terms, provisions, or agreements that are contained in this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect for any reason, the invalid, illegal, or unenforceable term, provision, or agreement shall not affect any other term, provision, or agreement that is contained in this Agreement, and this Agreement shall be construed in all respects as if the invalid, illegal, or unenforceable term, provision, or agreement had never been contained herein.
18.
Covenants and Agreements as Independent Agreements. Each of the covenants and agreements that are set forth in this Agreement shall be construed as a covenant and agreement independent of any other provision of this Agreement. The existence of any claim or cause of action of the Participant against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements that are set forth in this Agreement.
19.
Entire Agreement. This Agreement together with the Plan supersede any and all other prior understandings and agreements, either oral or in writing, between the parties with respect to the subject matter hereof and constitute the sole and only agreements between the parties with respect to the said subject matter. All prior negotiations and agreements between the parties with respect to the subject matter hereof are merged into this Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement or the Plan and that any agreement, statement, or promise that is not contained in this Agreement or the Plan shall not be valid or binding or of any force or effect.
20.
Parties Bound. The terms, provisions, and agreements that are contained in this Agreement shall apply to, be binding upon, and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, and permitted successors and assigns, subject to the limitation on assignment expressly set forth herein.
21.
Modification. No change or modification of this Agreement shall be valid or binding upon the parties unless the change or modification is in writing and signed by the parties; provided, however, that the Company may change or modify this Agreement without the Participant’s consent or signature if the Company determines, in its sole discretion, that such change or modification is necessary for purposes of compliance with or exemption from the requirements of Section 409A (as defined below). Notwithstanding the preceding sentence, the Company may amend the Plan to the extent permitted by the Plan.
22.
Headings. The headings that are used in this Agreement are used for reference and convenience purposes only and do not constitute substantive matters to be considered in construing the terms and provisions of this Agreement.
23.
Gender and Number. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.
24.
Notice. Any notice required or permitted to be delivered hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the third (3rd) day after the date mailed, by certified or registered mail (in each case, return receipt requested, postage pre-paid). Notices must be sent to the respective parties at the following addresses (or at such other addresses as they have theretofore specified by written notice delivered in accordance herewith:

Notice to the Company shall be addressed and delivered as follows:

Paycom Software, Inc.

7501 W. Memorial Rd.

Oklahoma City, OK 73142

Attn: Chief Financial Officer

Notice to the Participant shall be addressed and delivered as set forth on the signature page.

25.
Section 409A. The Award is intended to be exempt from or comply with the requirements of Section 409A of the Code and the rules and regulations issued thereunder (“Section 409A”) and shall be construed accordingly. Notwithstanding any other provision of this Agreement or the Plan to the contrary, with respect to any payments and benefits to which Section 409A applies, if the Participant is a “specified employee,” within the meaning of Section 409A, then to the extent necessary to avoid subjecting the Participant to the imposition of any additional tax under Section 409A, amounts that would otherwise be payable during the six-month period immediately following the Participant’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i), shall not be paid to the Participant during such period, but shall instead be accumulated and paid to the Participant (or, in the event of the Participant’s death, the Participant’s estate) in a lump sum on the first business day after the earlier of the date that is six (6) months following the Participant’s separation from service or the Participant’s death. It is intended that each conversion and settlement of shares of Common Stock to be delivered under this Agreement shall be treated as a separate payment for purposes of Section 409A.
26.
Tax Requirements. The Participant is hereby advised to consult immediately with his or her own tax advisor regarding the tax consequences of this Agreement. The Company or, if applicable, any Subsidiary (for purposes of this Section 26, the term “Company” shall be deemed to include any applicable Subsidiary), shall have the right to deduct from all amounts paid in cash or other form in connection with the Plan, any federal, state, local, or other taxes required by law to be withheld in connection with this Award. The Company shall, prior to the date of conversion, require the Participant receiving shares of Common Stock upon conversion of Vested PSUs to pay the Company the amount of any taxes that the Company is required to withhold in connection with the Participant’s income arising with respect to this Award. Such payment must be made prior to the delivery of any shares of Common Stock by the Company’s withholding of a number of shares to be delivered upon the conversion of such Vested PSUs, which shares so withheld have an aggregate Fair Market Value that equals (but does not exceed) the required tax withholding payment (the “Net Settlement of Shares”), provided that, the Committee (excluding the Participant if the Participant is a member of the Committee) may, in its sole discretion, instead permit the satisfaction of the tax withholding obligation (A) by the delivery of cash to the Company in an amount that equals the required tax withholding obligations of the Company; (B) if the Company, in its sole discretion, so consents in writing, the actual delivery by the Participant to the Company of shares of Common Stock, which shares so delivered have an aggregate Fair Market Value that equals or exceeds (to avoid the issuance of fractional shares) the required tax withholding payment; or (C) any combination of (A), (B), or the Net Settlement of Shares. The Company may, in its sole discretion, withhold any such taxes from any other cash remuneration otherwise paid by the Company to the Participant; provided, however, if the Participant is a “specified employee” as defined in Section 1.409A-1(i) of the final regulations under Section 409A of the Code who is subject to the six (6) months delay provided for in Section 25 above, the Company shall withhold the number of shares attributable to the employment taxes on the date of the Participant’s Termination of Service and withhold the number of shares attributable to the income taxes on the date which occurs six (6) months following the date of the Participant’s Termination of Service (or, if earlier, the date of death of the Participant).

* * * * * * * * * *

[Remainder of Page Intentionally Left Blank;

Signature Page Follows.]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Participant, to evidence his or her consent and approval of all the terms hereof, has duly executed this Agreement, as of the date specified in Section 1 hereof.

COMPANY:

Paycom Software, Inc.

By:
Name:
Title:

PARTICIPANT:

By:
Name:
Title:

Exhibit A

Performance Vesting Conditions

Performance Period:	___________, 202_ – ___________, 202_ (the “Performance Period”).
Performance Goal:

For the Performance Period, the Awarded Units shall vest based on the total revenues of the Company and its Subsidiaries as reported in a publicly disseminated report relating to the Company’s financial results for the Performance Period (the “Total Revenues”) (the “Performance Goal”).

Vesting Date:

The “Performance Vesting Date” shall be the date on which the Committee determines for the Performance Period, the actual achievement of the Performance Goal, which shall occur in the calendar year following the end of the Performance Period, but in no event later than sixty (60) days following the end of the Performance Period, provided that, except as provided below, the Participant is employed by or providing services to the Company on Performance Vesting Date. For purposes of this Agreement, each and any of the Performance Vesting Date, the Death/Disability Vesting Date (as defined below), and the CIC Termination Vesting Date (as defined below), shall be a “Vesting Date”.

Vesting Schedule:

The Awarded Units will be eligible to vest based on the Total Revenues, as set forth below. The Committee shall determine the Total Revenues for the Performance Period, and shall determine the payout percentage, if any, of the Awarded Units (the “Revenue Payout Percentage”), that will vest and become Vested PSUs, as set forth below:

Performance Level (Total Revenues)	Revenue Payout Percentage / Vested PSUs
Less than $[______]	0% of the Awarded Units
Threshold: Equal to or greater than $[______], but less than $[______]	75% of the Target Units
Target: Equal to or greater than $[______], but less than $[______]	100% of the Target Units
Maximum: Equal to or greater than $[______]	125% of the Target Units

If the threshold performance level (i.e., at least $[______] in Total Revenues) is not met, then none of the Awarded Units shall vest, and all Awarded Units shall be forfeited. The number of Awarded Units that shall vest and become Vested PSUs shall be based on reaching the relevant performance level above, and there will be no interpolation for achievement between performance levels.

Death / Total and Permanent Disability:

Notwithstanding the foregoing, upon the occurrence of a Termination of Service due to the Participant’s death or Total and Permanent Disability prior to the Performance Vesting Date, all unvested Awarded Units shall become fully vested as of the date of such Termination of Service (the “Death/Disability Vesting Date”).

Retirement:

Notwithstanding the foregoing, in the event of the Participant’s Termination of Service due to Retirement prior to the Performance Vesting Date, the Awarded Units shall remain outstanding and eligible for vesting on the Performance Vesting Date based on the actual achievement of each Performance Goal, and pro-rated based on a fraction, determined by the number of completed days of service from the Date of Grant through the date of Retirement over the total number of days in the Performance Period. Any Awarded Units that do not vest

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on the Performance Vesting Date shall terminate and be forfeited as of the Performance Vesting Date.
Termination of Service without Cause or for Good Reason (without a Change in Control):

Notwithstanding the foregoing, in the event of the Participant’s Termination of Service by the Company without Cause (as defined below) or by the Participant for Good Reason (as defined below) prior to the Performance Vesting Date, the Awarded Units shall remain outstanding and eligible for vesting on the Performance Vesting Date based on the actual achievement of the Performance Goal, and pro-rated based on a fraction, determined by the number of completed days of service from the Date of Grant through the date of the Participant’s Termination of Service over the total number of days in the Performance Period. Any Awarded Units that do not vest on the Performance Vesting Date shall terminate and be forfeited as of the Performance Vesting Date.

Termination of Service without Cause or for Good Reason (in Connection with or after a Change in Control):

Notwithstanding the foregoing, in the event of the Participant’s Termination of Service by the Company without Cause or by the Participant for Good Reason in connection with or during the twelve (12) month period immediately following the consummation of a Change in Control but prior to the Performance Vesting Date, all unvested Awarded Units shall become fully vested as of the date of such Termination of Service (the “CIC Termination Vesting Date”).

Definitions:

For purposes of this Exhibit A, the following capitalized terms used herein shall have the same meanings set forth below:

“Cause” shall mean: with respect to the Participant, any of the following: (a) the repeated failure of the Participant to perform such duties as are lawfully requested by (i) either Co-Chief Executive Officer or (ii) the Board of Directors, (b) the failure by the Participant to observe all reasonable, lawful material policies of the Company and its Subsidiaries applicable to the Participant and communicated to the Participant in writing, (c) any action or omission constituting gross negligence or willful misconduct of the Participant in the performance of his or her duties, (d) the material breach by the Participant of any provision of the Participant’s employment or the breach by the Participant of any non‑competition, non‑solicitation or similar restrictive agreement with the Company or any of its Subsidiaries, (e) any act or omission by the Participant constituting fraud, embezzlement, disloyalty or dishonesty with respect to the Company or its Subsidiaries, (f) the use by the Participant of illegal drugs or repetitive abuse of other drugs or repetitive excess consumption of alcohol interfering with the performance of the Participant’s duties, or (g) the commission by the Participant of any felony or of a misdemeanor involving dishonesty, disloyalty or moral turpitude.

“Good Reason” shall mean: a Termination of Service by the Participant due to (a) any material reduction by the Company in the Participant’s base salary without the Participant’s prior consent; or (b) following a Change in Control, any change in the Participant’s status, reporting, duties or position that represents a demotion or diminution from the Participant’s status, reporting, duties or position in effect before such Change in Control. The Participant shall not be deemed to have been terminated for Good Reason unless the Participant delivers to the Company a written notice of termination for Good Reason specifying the alleged Good Reason within thirty (30) days after the Participant first learns of the existence of the circumstances giving rise to Good Reason, within thirty (30) days following delivery of such notice, the Company has failed to cure the circumstances giving rise to Good Reason, and the Participant resigns within fifteen (15) days after the end of the cure period.

“Retirement” shall mean the Participant’s Termination of Service solely due to retirement upon or after attainment of age sixty-five (65), or permitted early retirement as determined by the Committee.

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